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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Lacoff                          Martin
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                         515 W. Greens Road, Suite 720
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                                    (Street)

                               Houston, TX 77067
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Fortune Natural Resources Corporation - FPXA
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     January 21, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                1/17/03                  X                80,000     A      $0.10    211,900        D
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Common Stock                1/17/03                  S               148,000     D      $0.10     63,900        D
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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                           5.                               7.                        ities     Deriv-   11.
             sion                              Number of                        Title and Amount          Bene-     ative    Nature
             or                                Derivative     6.                of Underlying     8.      ficially  Secur-   of
             Exer-           3A.      4.       Securities     Date              Securities        Price   Owned     ity:     In-
             cise            Deemed   Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.      Execut-  action   or Disposed    Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-  ion      Code     of(D)          (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action  Date if  (Instr.  (Instr. 3,     ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date    any      8)       4 and 5)       Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/ (mm/dd/  ------   ------------   Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)     yy)      Code V    (A)   (D)     cisable  Date     Title     Shares  5)      4)        4)       4)
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Private
Warrants                                                                                                  100,000   D(1)(unchanged)
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Stock
Options                                                                                                   253,845   D(1)(unchanged)
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Private
Warrants                                                                                                   14,000   D(1)(unchanged)
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Private
Warrants                                                                                                    4,000   D(1)(unchanged)
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Stock                                                                           Common
Options      $0.10   1/17/03          X               35,000                    Stock     35,000  $0.10       -0-   D
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Stock                                                                           Common
Options      $0.10   1/17/03          X               35,000                    Stock     35,000  $0.10       -0-   D
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Stock                                                                           Common
Options      $0.10   1/17/03          X               10,000                    Stock     10,000  $0.10       -0-   D
------------------------------------------------------------------------------------------------------------------------------------
Private                                                                         Common
Warrants     $0.50   1/17/03          J*        10,000        1/17/03  1/16/06  Stock     10,000  $0.50    10,000   D
------------------------------------------------------------------------------------------------------------------------------------
Private                                                                         Common
Warrants     $0.4375 1/17/03          J*        35,000        1/17/03  2/28/06  Stock     35,000  $0.4375  35,000   D
------------------------------------------------------------------------------------------------------------------------------------
Private                                                                         Common
Warrants     $0.16   1/17/03          J*        35,000        1/17/03  1/3/07   Stock     35,000  $0.16    35,000   D
====================================================================================================================================

Explanation of Responses:

(1) Securities are listed separately as the terms and exercise prices are different.

 * A grant of warrants pursuant to accelerated warrant and option exercise program.

          /s/ Martin Lacoff                                  January 21, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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